Company not immune from industry-wide factors	Year-to-date grid results are solid especially for high quality grading cattle
USPB Announces 1st Quarter Results	Strong Choice/Select Spread Boosts Premiums

Market factors negatively impacted the U.S. beef processing industry during U.S. Premium Beef's (USPB) first quarter of fiscal year 2007. Limited access to key export markets as well as historically low gross packer margins (boxed beef relative to fed cattle prices), were sited as factors that affected  USPB's bottom line during the first quarter.

   As a result, for the thirteen weeks ended November 25, 2006, USPB recorded a net loss of $13.1 million or $17.78 per set of linked units (one Class A and one Class Be unit) compared to a net loss of $6.4 million, or $9.25 per set of linked units, for the similar time period in fiscal year 2006.

   Our company's sales and cost of sales were higher in the first quarter of fiscal year 2007 than those of the prior year period. That was primarily due to an increase in the number of cattle processed of approximately 12.4%, most of which came from the acquisition of Brawley Beef, LLC, higher live cattle prices, and heavier cattle at average weights, which were 1.5% higher than the same period of fiscal year 2006.

   The acquisition of Brawley Beef, LLC, continues to be positive for USPB, providing a greater supply of age verified cattle at a plant close to exporting facilities on the West Coast. However, the beef processing industry as a whole remains concerned about the uncertainty surrounding export markets.

   Similarly, while the industry anticipates a better balance of processing capacity to fed cattle supplies in the next two to three years, there is a lack of consensus surrounding the timing and extent the cattle supply is expected to grow. Consequently, uncertainty remains as to when improvements in beef processing margins will occur. However, because of USPB's unique producer ownership and the superior quality cattle our members deliver, USPB is positioned to compete as one of the world's leading producers of high quality beef products when improved processing margins return.♦

Cattle delivered on U.S. Premium Beef's Base and Market grids during fiscal year 2007 through December 30 have averaged approximately $4 per head more in grid premiums than cattle delivered during the same time period in fiscal year 2006--$21.30 per head compared to $17.33 per head. USPB members also delivered significantly more cattle, over 20,000 head, in fiscal year 2007 compared to the same time period in fiscal year 2006.

    Much of the grid premium improvement was the result of higher quality grading cattle delivered on the company's Base grid this year-

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Strong Choice/Select Spread Boosts Premiums.      ...continued from page 1
60.5% Choice compared to 55.10% Choice last year. See USPB Benchmark Performance Data table below.

   A historically strong USDA Choice/Select spread, although similar to last year's spread during the same time period, resulted in Quality grade premiums that were $7.41 per head greater on USPB Base grid cattle in fiscal year 2007. Cattle delivered on USPB's Market grid graded 1.21% lower Choice than Market grid cattle delivered in the same period a year ago and received one-half of the Quality grade premiums compared to last year's cattle.

   While cattle on USPB's Market grid have yielded better than in fiscal year 2006, the benefit has not been enough to offset the drop in Quality grade and increases in the percentage of Outweight  and Yield Grade 4 and 5 carcasses-trends that were also seen in Base grid cattle. Because Yield Grade 4 and 5 discounts on both grids are calculated from plant averages of non-grid cattle, which also experienced an increase in Yield Grade 4 and 5 carcasses, grid discounts from those carcasses were actually lower on the Market grid and minimally larger on Base grid carcasses.♦

Did You Know...

✓USPB pays a $25 per head age verified premium on qualified cattle. Eligible cattle must be shipped from a feedyard that is an approved supplier of a USDA certified supplier program. USPB members who want to deliver age verified cattle should call our office at 866-877-2525 for information on how to qualify and schedule those cattle.

✓You can visit USPB's web page to identify Qualified Custom Feedlots who are approved to deliver age verified cattle.

✓USPB has unitholders' delivery rights available for lease at $5 per head to members who want to deliver additional cattle.♦